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FOR IMMEDIATE RELEASE:                                                     NEWS
April 1, 1998                                       Nasdaq National Market-SALT



            SALTON/MAXIM HOUSEWARES CONFIRMS DISPUTE WITH WINDMERE

MOUNT PROSPECT, Illinois - The Chief Executive Officer of Salton/Maxim Housewares, Inc., Leon Dreimann, today confirmed that, he, David Sabin, the Chairman and William Rue, the Chief Operating Officer, had no intention of leaving Salton despite the fact that their employment contracts had expired in December, 1997. Mr. Dreimann said that, while discussions are underway concerning Salton's claims that Windmere-Durable Holdings, Inc., the 50% stockholder of Salton, has breached the terms of its July 11, 1996 Marketing Cooperation Agreement with Salton and is competing unfairly with Salton, and that directors designated by Windmere as members of Salton's Board are not fulfilling their fiduciary duty to Salton, there is no assurance that any resolution of these claims will be reached.

Windmere acquired 50% of the outstanding Salton shares pursuant to a stockholder agreement with Salton dated July 11, 1996. The agreement gave Windmere the right to designate 50% of the members for election to Salton's Board and, also, barred Windmere from acquiring more Salton shares before July 11, 1999 and required Windmere, if it acquired more Salton shares at any time in the future, to offer to acquire all of the remaining outstanding Salton shares.

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CONTACT:
Salton/Maxim Housewares, Inc.
Bill Rue, Senior Vice President & Chief Operating Officer
847-803-4600